[PwC letterhead]

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 31, 2003 (except for Note 3, which is as of February 6, 2003) relating to the consolidated financial statements of Barnes Group Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Barnes Group Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated January 31, 2003 (except for Note 3, which is as of February 6, 2003) relating to the consolidated financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Hartford, Connecticut March 28, 2003